Exhibit 99.1
AGREEMENT
TO JOINTLY FILE SCHEDULE 13G
The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of WPT Enterprises, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.
Date: October 17, 2008
/s/ Neil Sell

Neil Sell, Individually, and as Trustee of
The Bradley Berman Irrevocable Trust
The Julie Berman Irrevocable Trust
The Jessie Lynn Berman Irrevocable Trust and
The Amy Berman Irrevocable Trust
/s/ Douglas Dalton

Douglas Dalton, as Trustee of
The Bradley Berman Irrevocable Trust
The Julie Berman Irrevocable Trust
The Jessie Lynn Berman Irrevocable Trust and
The Amy Berman Irrevocable Trust